TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this "Agreement") is made and entered into as of February 3, 2006 by and between JLG INDUSTRIES, INC., a corporation organized under the laws of Pennsylvania ("JLG"), and ALAMO GROUP (OH) INC., a corporation organized under the laws of Delaware ("Buyer").

Whereas, Buyer and NP Real Estate, Inc. ("NPR") have agreed to purchase and The Gradall Company ("Gradall") has agreed to sell certain assets of Gradall relating to the Gradall excavator product line (the "Business"), pursuant to that certain Asset Purchase Agreement dated as of the date hereof (the "Purchase Agreement");

Whereas, Buyer has requested that JLG provide certain transitional services and transitional arrangements and JLG is willing to provide certain transitional services and transitional arrangements to Buyer, subject to the terms and conditions of this Agreement; and

Whereas, the willingness of Buyer and Gradall to enter into the Purchase Agreement is conditioned upon the execution and delivery of this Agreement.

Now, Therefore, in consideration of the foregoing premises, the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and JLG hereby agree as follows:

1.                  Services; Software Licenses.  (a)          Subject to the terms and conditions contained herein JLG agrees to provide the transitional services and arrangements set forth on Exhibit A, which is hereby incorporated herein by reference (collectively, the "Services") during the Transition Period (as defined below).  JLG's obligation to render the Services hereunder shall be subject to the provision by Buyer of such services or deliverables as may be specified on Exhibit A and to Buyer's reasonable cooperation in connection with JLG's performance of such Services, including, as applicable, (a) Buyer timely delivering data and other information, (b) Buyer providing such data and information in the form required by JLG, (c) timely decision-making by Buyer and (d) Buyer dedicating such resources as may be necessary in order to allow JLG to render the Services hereunder.  JLG's obligations under this Agreement shall relate only to Buyer; JLG shall have no obligation hereunder  in respect of NPR.  JLG shall have no obligation to assist Buyer in transitioning the Business to Buyer's systems, other than the use of commercially reasonable efforts to provide data to Buyer in a useable format.

            (b)          JLG shall obtain or maintain the software licenses listed on Exhibit A hereto (which Exhibit A, together with any licenses transferred to Buyer pursuant to the Purchase Agreement, includes all of the software licenses currently used by the Business).  Notwithstanding the foregoing, immediately following the date of this Agreement, Buyer will seek to obtain all required Microsoft Office licenses, and will diligently pursue obtaining such licenses.  Buyer shall be responsible for obtaining any software licenses not set forth on Exhibit A hereto and for paying all transfer fees to the applicable software vendors for all licenses set forth in Schedule 1.01A(c) of the Purchase Agreement.  JLG agrees that, upon termination of this Agreement, any refunds or other value received by JLG in connection with the cancellation, termination or retention by JLG of the licenses set forth on Exhibit A shall be promptly provided to Buyer.

(c)        Notwithstanding the terms of subsection (b) above, JLG represents that, during the Transition Period, JLG's provision of the Services shall permit Buyer to operate the Business in a manner consistent with the past practices of Gradall.

2.                  Term.  Subject to Section 6, JLG's obligation to perform the Services covered by this Agreement shall begin on the date of this Agreement and shall terminate with respect to each Service on the date specified in respect of such Service on Exhibit A hereto (such period, in respect of each Service and collectively, as applicable, the "Transition Period").  Notwithstanding anything to the contrary in this Agreement, the parties' respective obligations under Sections 8, 10, 12 and 13 shall survive the Transition Period.

3.                  Level of Services.  Subject to any qualifications contained herein or on Exhibit A, JLG shall use the same degree of care in rendering the Services as it utilized in rendering such services for the operations of the Business for Gradall prior to the date hereof, and in any event shall not be required to use more than its commercially reasonable efforts in rendering such Services.  JLG shall have no obligation hereunder to modify its current practices in rendering the Services hereunder, any such modification to be requested by Buyer in writing and to be undertaken by JLG in its sole discretion and at Buyer's sole cost and expense.

4.                  Consideration.  Buyer shall pay, and JLG shall accept as consideration for the Services to be rendered hereunder, the service charges set forth in respect of each Service on Exhibit A.  Such consideration is net to Buyer of the license fees, user fees, royalties or the like owed to third parties for the licenses included on Exhibit A hereto and included in the service charges set forth on Exhibit A.  Any such fees or expenses shall be the responsibility of JLG, as shall be fees and expenses for licenses not reflected on Exhibit A but necessary to ensure that the Buyer is able to operate the Business in a manner consistent with past practices of Gradall.  Additional licenses, and all license fees, user fees, royalties and the like associated with such additional licenses, shall be the responsibility of Buyer.

5.                  Terms of Payment.  A one-time fee of $234,860 shall be paid by Buyer to JLG concurrently with the execution of this Agreement.  Invoices for the remaining Services shall be submitted monthly, in advance, on the monthly anniversary of the date of execution of this Agreement and shall contain a summary description of the charges and services to be rendered.  Payment shall be made by Buyer to JLG not later than ten days after the invoice date.  Except as otherwise provided in this Agreement, the amount of any monthly service fee for any Service listed on Exhibit A shall be billed at its full monthly rate for any month that the corresponding services were provided, except for partial months, for which such monthly service fee shall be pro rated for the actual number of days that such Services were provided.  In the event of a bona fide dispute as to an invoice, the disputing party shall promptly pay all undisputed amounts, but shall be entitled to withhold amounts in bona fide dispute.  The disputing party shall promptly notify the other party of any such dispute.  Each party will provide the other party with reasonably sufficient records and information to resolve any such dispute and, without limiting the rights and remedies of the parties hereunder, will negotiate in good faith a resolution thereto.

6.                  Termination of Services.  Buyer may at any time, prior to the end of any applicable Transition Period, terminate any of the Services on at least 30 days prior written notice to JLG, whereupon, from and after the date of termination specified in such written notice, JLG shall no longer have any obligation to provide such Services to Buyer and Buyer shall have no obligation to pay the fee listed on Exhibit A for such Service.  All obligations of JLG to provide to Buyer any Services under this Agreement shall cease at the end of the Transition Period.  This Agreement may be terminated upon the mutual written agreement of Buyer and JLG.

7.                  Inability to Perform.  JLG and its affiliates shall be excused from its obligations under this Agreement, and shall have no liability for any resulting loss or damage, in the event and to the extent that its performance is delayed or prevented by any circumstance reasonably beyond its control, including, but not limited to, fire, flood, epidemic, explosion, act of any government in its sovereign capacity, act of God, act of terrorism, strike, walkout or other labor dispute, and riot or civil disturbance.

8.                  Confidentiality.  Each of Buyer and JLG shall hold, and shall use commercially reasonable efforts to cause its employees, affiliates, subcontractors and representatives to hold, in strict confidence all information concerning the other party or its affiliates in its possession or control or furnished to it by such other party or such party's affiliates pursuant to this Agreement or the transactions contemplated hereby and shall not release or disclose such information to any other person or entity; provided, however, that any party hereto and its affiliates may disclose such information to the extent that such person can show that such information, in the form provided, is in the public domain through no fault of such person.  Each party acknowledges that (i) it shall be liable for any breach of this Section 8 by its employees, affiliates, subcontractors and representatives to whom such information is disclosed by such party and (ii) the information covered by this Section 8 shall remain the property of the party controlling or furnishing such information.  This Section 8 shall survive the termination of this Agreement and shall continue in full force and effect.

9.                  Method of Payment.  All amounts payable by Buyer for the Services shall be remitted by wire transfer of immediately available funds to a bank to be designated on the invoice or otherwise in writing by JLG, unless otherwise provided for and agreed upon in writing by the parties hereto.  Detailed billing information shall be provided upon request.

10.              Liability.  JLG shall have no liability to Buyer, its affiliates or any third party for any errors in judgment made in good faith in the performance of its duties under this Agreement, subject to satisfaction of the standards set forth in Section 3 hereof, except for willful misconduct or gross negligence.  In no event shall either party be liable to the other party, its affiliates or any third party for any (i) special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought, or (ii) lost profits resulting from an alleged breach of this Agreement, even if under applicable law such lost profits damages would not be considered consequential or special damages.

11.              Further Assurances.  From time to time, as and when requested by either party hereto, the other party hereto shall make, execute and deliver all such documents and instruments and shall take all such actions, as such requesting party may reasonably deem necessary or appropriate to consummate the transactions contemplated by this Agreement.

12.              Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

13.              Notices.  Any notice or other communication given under this Agreement shall be in writing and shall be (a) delivered personally; (b) sent by documented overnight delivery service; (c) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the Business Day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested); or (d) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested).  Such notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner; (iii) on the date of facsimile transmission, if so transmitted; or (iv) on the fifth Business Day after sent by first-class mail, postage prepaid, if sent in such manner.  Notices or other communications shall be directed to the following addresses:

Notices to JLG:

c/o JLG Industries, Inc.

13224 Fountainhead Plaza

Hagerstown, Maryland 21742-2678

Facsimile: (240) 313-1807

Attention: Senior Vice President and General Counsel

with a copy to:

Covington & Burling

1201 Pennsylvania Avenue, N.W.

Washington, D.C.  20004

Facsimile: (202) 778-5232

Attention: W. Andrew Jack, Esq.

Notices to Buyer:

Alamo Group (OH) Inc.

406 Mill Avenue, S.W.

New Philadelphia, Ohio 44663

Attention: Mike A. Haberman

with a copy to:

Alamo Group Inc.

1502 E. Walnut

Seguin, Texas 78155

Facsimile: (830) 372-9683

Attention: General Counsel

and:

Oppenheimer, Blend, Harrison & Tate, Inc.

711 Navarro, 6th Floor

San Antonio, Texas 78205

Facsimile: (210) 224-7540

Attention: J. David Oppenheimer, Esq.

Either party may, by notice given in accordance with this Section, specify a new address for notices under this Agreement.

14.              Successors and Assigns.  The rights and obligations of any party hereunder may not be assigned, conveyed or transferred without the prior written consent of the other party; provided, that JLG may assign its rights and obligations under this Agreement to one or more of its affiliates without the prior written consent of Buyer, but such assignment shall not release JLG from its responsibilities under this Agreement.  Any such conveyance, assignment or transfer without the prior express written consent of the other party shall be void.

15.              Sections and Captions.  The captions or headings of articles, sections, paragraphs, schedules and exhibits of this Agreement are provided for convenience only, and shall not be of any force or effect in construing any provision of this Agreement.

16.              Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the matters set forth herein and/or therein and supersedes all materials, statements, and prior or contemporaneous understandings or agreements between the parties with respect to the subject matter hereof, whether oral or written.

17.              Amendments.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such writing is sought, and then only to the extent set forth in such writing.

18.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

19.              No Third-Party Beneficiaries.  This Agreement is binding upon and is for the benefit of the parties and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto and no person, firm, corporation or other entity other than the parties or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement.

20.              Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

[Signature Page Follows]

In Witness Whereof, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

JLG Industries, inc.

By:   ________________________

        Name: Thomas D. Singer

        Title:  Senior Vice President and General Counsel

ALAMO GROUP (OH) INC.

By:   ________________________

        Name: Ronald A. Robinson

        Title: President

Signature Page to Transition Services Agreement